Exhibit 5

[ANDREWS KURTH LETTERHEAD]

September 18, 2009

Wal-Mart Stores, Inc.

702 Southwest 8th Street

Bentonville, Arkansas 72716

Wal-Mart Stores, Inc.

€1,000,000,000 4.875% Notes Due 2029

Ladies and Gentlemen:

Reference is made to the Pricing Agreement between Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), and Barclays Bank PLC, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc, Credit Suisse Securities (Europe) Limited, J.P. Morgan Securities Ltd., Morgan Stanley & Co. International plc and the other underwriters named in Schedule I thereto (the “Underwriters”), dated September 14, 2009 (the “Pricing Agreement”), and that certain Underwriting Agreement, dated September 14, 2009 (the “Underwriting Agreement”), between the Company and the Underwriters, as incorporated by reference into the Pricing Agreement (the Underwriting Agreement and the Pricing Agreement are collectively referred to as the “Agreement”).

Further reference is made to (i) the Registration Statement on Form S-3 (File No. 333-156724), which was prepared pursuant to the Securities Act of 1933, as amended (the “Securities Act”), was filed with the Securities and Exchange Commission (the “Commission”) on January 14, 2009, and, upon filing with the Commission, became effective pursuant to Rule 462(e) under the Securities Act (the “Registration Statement”), (ii) Post-Effective Amendment No. 1 to the Registration Statement, which was prepared pursuant to the Securities Act, was filed with the Commission on January 15, 2009 and, upon filing with the Commission, became effective pursuant to Rule 462(e) (the “Post-Effective Amendment”), (iii) the Prospectus dated January 14, 2009 constituting a part of the Registration Statement, including the documents incorporated therein by reference, which documents are listed on Annex A hereto (the “Base Prospectus”), (iv) the Preliminary Prospectus Supplement dated September 14, 2009, which supplemented the Base Prospectus and which was filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act on September 14, 2009 (the “Preliminary Prospectus Supplement”), (v) the Final Term Sheet, dated September 14, 2009, relating to €1,000,000,000 aggregate principal amount of the Company’s 4.875% Notes Due 2029 (the “Notes”), which was filed with the Commission pursuant to Rule 433 under the Securities Act on September 14, 2009 (the

Wal-Mart Stores, Inc.

September 18, 2009

“Final Term Sheet”), (vi) the Prospectus Supplement dated September 14, 2009, which supplements the Base Prospectus and which was filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act on September 16, 2009 (the “Final Prospectus Supplement”) and (vii) the Indenture, dated as of July 19, 2005 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee under such indenture (in such capacity, the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2006, between the Company and the Trustee (the “First Supplemental Indenture” and the Original Indenture as supplemented by the First Supplemental Indenture, the “Indenture”).

We have acted as counsel to the Company in connection with the offer and sale of the Notes by the Company.

In rendering this opinion, we have examined and relied upon, without independent investigation or verification, executed originals, counterparts or copies of the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, each as amended and restated to date and in effect on the date hereof; the Registration Statement; the Post-Effective Amendment; the Base Prospectus; the Preliminary Prospectus Supplement; the Final Term Sheet; the Final Prospectus Supplement; the Indenture; the Agreement; the form of the global note to be dated September 21, 2009 (the “Global Note”), to be in the original principal amount of €1,000,000,000, to be payable to The Bank of New York Mellon Depository (Nominees) Limited, as the nominee for The Bank of New York Mellon, as common depositary for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., to be issued to represent the Notes and to be executed and delivered by the Company upon consummation of the sale of the Notes; resolutions of the Board of Directors of the Company, resolutions of the Executive Committee of the Board of Directors of the Company; the Series Terms Certificate Pursuant to Section 3.01 of the Indenture Relating to 4.875% Notes Due 2029, dated as of September 14, 2009 and executed by the Vice President, Capital Markets of the Company and such other documents, records and certificates as we considered necessary or appropriate to enable us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete originals of all documents submitted to us as photostatic, conformed, notarized or certified copies.

In rendering this opinion, we have assumed, without investigation or independent verification, that (i) each natural person signing any document reviewed by us had the legal capacity to do so, (ii) each person signing in a representative capacity (other than on behalf of the Company) had the authority to sign in such capacity, (iii) the Agreement has been duly authorized and validly executed and delivered by the Company and the other parties thereto, (iv) at or prior to the time of delivery of the Global Note, the authorization of the Notes and of the Series of the Notes of which the Notes are a part will not have been modified or

Wal-Mart Stores, Inc.

September 18, 2009

rescinded, and there will not have occurred any change in law affecting the validity or enforceability of the Notes, (v) the Global Note executed and delivered by the Company as contemplated herein will be identical in form to the copy of the Global Note examined by us as described herein and (vi) the Indenture is the legal, valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

As to certain facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, upon the execution and delivery of the Global Note and its authentication in accordance with the terms of the Indenture against payment therefor in accordance with the Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture.

The foregoing opinion is qualified to the extent that the enforceability of the Indenture, the Notes or any related document or instrument may be limited by or subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, liquidation, rearrangement, probate, conservatorship, fraudulent conveyance, fraudulent transfer or other similar laws (including court decisions) now or hereafter in effect relating to or affecting creditors’ rights and remedies generally or providing for the relief of debtors, general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) or public policy.

We note that the enforceability of specific provisions of the Indenture and the Notes may be subject to (i) standards of reasonableness and “good faith” limitations and obligations such as those provided in the New York Uniform Commercial Code and similar applicable principles of common law and judicial decisions and (ii) the course of dealings between the parties, the usage of trade and similar provisions of common law and judicial decision.

We express no opinion as to the enforceability of the severability clauses in Section 1.11 of the Indenture, Section 5 of the First Supplemental Indenture or Section 16 of the Global Note or any provision of the Indenture or the Global Note that purports to waive or not give effect to rights to notice, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, including Section 1.15 and Section 12.01 of the Indenture and Section 13 of the Global Note. We express no opinion with respect to the enforceability of (i) the parenthetical clause in Section 8.07(i) of the Indenture relating to the limitations on the compensation of trustees or (ii) Section 12.01 of the Indenture and Section 13 of the Global Note to the extent

Wal-Mart Stores, Inc.

September 18, 2009

that either of those provisions purport to waive liability for violation of securities laws. We express no opinion as to any provision of the Indenture that purports to confer subject matter jurisdiction in respect of bringing suits, enforcement of judgments or otherwise on any federal court, to the extent such court does not otherwise have such jurisdiction.

The foregoing opinions are limited in all respects to matters under and governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting those laws), as each is in force and effect as of the date of this opinion. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Notes by the Company and the Registration Statement and which will be incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ANDREWS KURTH LLP

Annex A to the Opinion Letter, dated September 18, 2009, of Andrews Kurth LLP to Wal-Mart Stores, Inc.

The Annual Report on Form 10-K of Wal-Mart Stores, Inc. for its fiscal year ended January 31, 2009

The Quarterly Reports on Form 10-Q of Wal-Mart Stores, Inc. for its fiscal quarters ended April 30, 2009 and July 31, 2009

The Schedule 14A of Wal-Mart Stores, Inc. filed April 20, 2009 (which includes the proxy statement pursuant to which the Board of Directors of Wal-Mart Stores, Inc. solicited proxies for use at the Annual Shareholders’ Meeting of Wal-Mart Stores, Inc. that was held on June 5, 2009)

The Current Reports on Form 8-K of Wal-Mart Stores, Inc. filed February 5, 2009, March 9, 2009, March 26, 2009, May 14, 2009 (reporting information under Item 8.01), May 20, 2009 and July 24, 2009

ANNEX A–Page 1